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                                                                     EXHIBIT 2.2


                                                                  EXECUTION COPY


                             STOCKHOLDERS AGREEMENT

                                  BY AND AMONG

                             BUSINESS OBJECTS, S.A.,

                                     NEW SAC

                                     AND THE

                               OTHER STOCKHOLDERS

                                  PARTY HERETO

                            DATED AS OF JULY 18, 2003


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                             STOCKHOLDERS AGREEMENT

      This STOCKHOLDERS AGREEMENT, dated as of July 18, 2003 (this "Agreement"), is entered into among Business Objects, S.A. (the "Company"), New SAC (the "Majority Stockholder"), Silver Lake Technology Investors Cayman, L.P., Silver Lake Investors Cayman, L.P., Silver Lake Partners Cayman, L.P., (collectively, "Silver Lake"), SAC Investments, L.P. ("TPG"), August Capital III, L.P. ("August"), J.P. Morgan Partners (BHCA), L.P. ("J.P. Morgan"), GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 2000 L.P., Bridge Street Special Opportunities Fund 2000, L.P. (collectively, "GS"), Staenberg Venture Partners II, L.P., Staenberg Seagate Partners, LLC (collectively, "Staenberg"), and Integral Capital Partners V, L.P., Integral Capital Partners V Side Fund, L.P. (collectively, "Integral"). Each of the entities listed above other than the Company are sometimes referred to individually as a "Stockholder" and together as the "Stockholders."

                                    RECITALS

      WHEREAS, concurrently herewith, the Company, Borg Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub 3"), Seagate Software (Cayman) Holdings, an exempted company incorporated in the Cayman Islands with limited liability ("HoldCo") and Crystal Decisions, Inc., a Delaware corporation ("Crystal"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 18, 2003, pursuant to which, subject to satisfaction or waiver of the conditions therein, (1) (a) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (b) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger"), (c) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into Crystal (the "Company Merger"), and (d) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger (the "Second Company Merger," and together with the HoldCo Merger, the Second HoldCo Merger and Company Merger, the "Mergers"), (2) the Company will issue ordinary shares, nominal value EUR 0.10 per share, of the Company or American Depository Shares of the Company, each of which represents one Ordinary Share (in either form, the "Shares") to the Majority Stockholder, as the sole stockholder of HoldCo, and to the stockholders of Crystal, and (iii) the Company will assume all then-outstanding Crystal stock options in accordance with the terms of the Merger Agreement;

      WHEREAS, in connection with the Mergers, the Majority Stockholder will receive Subject Shares (as defined herein);

      WHEREAS, upon consummation of the Mergers, the Stockholders will Beneficially Own Shares;



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      WHEREAS, the parties believe that it is in the best interests of the
Company and the Stockholders to provide for certain rights and obligations of the parties with respect to various corporate matters of the Company following the Mergers; and

      WHEREAS, the Merger Agreement contemplates that this Agreement will be executed concurrently with the execution of the Merger Agreement, with its provisions to become effective upon consummation of the Mergers.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                         ARTICLE I. INTRODUCTORY MATTERS

            1.1. Defined Terms.

      In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

      "13D Group" means a "group" as such term is used in Section 13(d)(3) of the Exchange Act.

      "AAA" has the meaning given to that term in Section 7.9 of this Agreement.

      "ADSs" means the American Depository Shares of the Company, each representing one Ordinary Share, deposited with the Depositary, and trading on the Nasdaq National Market.

      "Affiliate" has the meaning given to that term in Rule 405 promulgated under the Securities Act; provided that officers, Directors or employees of the Company will not be deemed to be Affiliates of a Stockholder for purposes hereof solely by reason of being officers, Directors or employees of the Company.

      "Agreement" means this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

      "Assumption Agreement" means a writing substantially in the form of Exhibit A hereto whereby a Permitted Transferee or other Transferee pursuant to Sections 3.4 and 3.6 becomes a party to, and agrees to be bound to the same extent as its Transferor by, the terms of this Agreement.

      "Beneficial Owner," "Beneficially Own," "Beneficial Ownership" and words of similar import have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities "Beneficially Owned" by a Person includes securities "Beneficially Owned" by all other Persons with whom such Person would constitute a 13D Group with respect to securities of the same issuer.

      "Board" means the Board of Directors of the Company.



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      "Business Day" means a day other than a Saturday, Sunday, federal or New
York or California state holiday, French national holiday or other day on which commercial banks in New York City, San Francisco or Paris are authorized or required by law to close.

      "Closing Date" means the "Second Company Merger Effective Time" of the Mergers as such term is defined in the Merger Agreement.

      "Closing Shelf Registration Statement" shall have the meaning given to such term in Section 4.10 of this Agreement.

      "Control," "Controlled," "Controlling," and "Under Common Control With" have the meanings ascribed to such terms in Rule 12b-2 under the Exchange Act.

      "Demand Party" has the meaning given to that term in Section 4.2(a) of this Agreement.

      "Demand Registration" has the meaning given to that term in Section 4.2(a) of this Agreement.

      "Depositary" means the Bank of New York or any successor depositary thereto.

      "Depositary Expenses" means any fees or expenses (including any taxes and governmental charges) payable (by the Company or otherwise) in connection with any deposit or withdrawal of any of the Subject Shares into or from the Depositary or its custodian after the Subject Shares have been issued to the Majority Stockholder in connection with the Mergers.

      "Director" means any member of the Board.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

      "Holder" has the meaning given to that term in Section 4.5 of this Agreement.

      "Indemnified Parties" has the meaning given to that term in Section 4.5 of this Agreement.

      "Initial Share Holding Period" has the meaning given to that term in
Section 3.1(a) of this Agreement.

      "Initiating Holder" has the meaning given to that term in Section 4.1(a) of this Agreement.

      "Legend" has the meaning given to that term in Section 3.7(d) of this Agreement.

      "Managing Registration Rights Holder" means any of the Majority Stockholder, Silver Lake, TPG, August, J.P. Morgan, GS, Staenberg, or Integral.

      "Mergers" has the meaning given to that term in the Recitals of this Agreement.



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      "Merger Agreement" has the meaning given to that term in the Recitals of this Agreement.

      "Ordinary Shares" means the ordinary shares of the Company, nominal value EUR 0.10 per share.

      "Permitted Transferee" means, in the case of any Stockholder, (A) any Controlled Affiliate (other than an individual) of such Stockholder or any Affiliate (other than an individual) which Controls such Stockholder (which in the case of J.P. Morgan, shall include any investment fund managed by a Controlled Affiliate of J.P. Morgan Chase & Co.), (B) any stockholder, general or limited partner, director, officer, managing or non-managing member or employee of such Stockholder or Controlled Affiliate of such Stockholder (including, in the case of Silver Lake and TPG, the general or limited partners of the general and limited partners of such Stockholders), (C) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the individuals referred to in clause (B), (D) for estate planning purposes, any trust, the beneficiaries of which include only (1) such Stockholder, (2) Permitted Transferees referred to in clauses (A), (B) and (C) and (3) spouses and lineal descendants of Permitted Transferees referred to in clause (B), and (E) a corporation, partnership, limited liability company or similar entity, a majority of the equity of which is owned and Controlled by such Stockholder and/or Permitted Transferees referred to in clauses (A), (B),
(C) and (D).

      "Person" means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

      "Public Offering" means the sale of any class of capital stock of the Company or equivalent securities, including ADSs or similar securities, to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act.

      "Registrable Securities" means (i) the Subject Shares and (ii) any Shares issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend, stock split or other distribution, recapitalization or reclassification with respect to, or in exchange for, or in replacement of, such Subject Shares, or upon exercise of statutory preemptive rights by the Stockholders. For purposes of this Agreement, with respect to any Stockholder, any Registrable Securities held by such Stockholder will cease to be Registrable Securities when (A) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, (B) such Registrable Securities shall have been offered and sold pursuant to Rule 144 or Rule 145 (or any similar provisions then in effect) under the Securities Act, (C) all Registrable Securities held by such Stockholder are eligible for transfer to the public pursuant to Rule 144 or Rule 145 (or any similar provisions then in effect) under the Securities Act (without restriction as to manner of sale or amount sold) and are not otherwise subject to any Transfer restrictions under this Agreement, (D) such Registrable Securities are Transferred by a Person in a transaction in which rights under the provisions of this Agreement are not assigned in accordance with this Agreement, or (E) such Registrable Securities cease to be outstanding.



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      "Registration Expenses" means any and all expenses incident to performance by the Company of its obligations under Sections 4.1, 4.2 and 4.3, including without limitation (i) all SEC, stock exchange, or National Association of Securities Dealers, Inc. (the "NASD") registration and filing fees (including, if applicable, the fees and expenses of any "qualified independent underwriter," as such term is defined in Rule 2720 of the NASD, and of its counsel), (ii) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (v) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any Special Audits and/or "cold comfort" letters required by or incident to such performance and compliance, (vi) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the Company so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (vii) the reasonable out-of-pocket expenses of not more than one law firm incurred by all the Registration Rights Holders in connection with any registration of Registrable Securities, and (viii) the costs and expenses of the Company relating to analyst and investor presentations or any "road show" undertaken in connection with any registration and/or marketing of the Registrable Securities, provided that nothing in this clause (viii) shall obligate the Company to engage or participate in any such presentations or road show. For the avoidance of doubt, Registration Expenses does not include Depositary Expenses.

      "Registration Rights Holders" means, collectively, the Stockholders (excluding any Transferee that becomes a Stockholder to this Agreement pursuant to Section 3.6 hereof), and to the extent any Registrable Securities are Transferred by any such Stockholder to any of its Permitted Transferees, such Permitted Transferees.

      "S-3 Initiating Party" has the meaning given to that term in Section 4.3 of this Agreement.

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

      "Shares" has the meaning given to that term in the Recitals to this Agreement.

      "Significant Event" has the meaning given to that term in Section 2.2(b) of this Agreement.

      "Special Audit" means an audit of the Company other than the regular audit conducted by the Company at the end of its fiscal year.

      "Stockholder" has the meaning given to that term in the Recitals to this Agreement.



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      "Stockholder Representative" has the meaning given to that term in Section
5.1 of this Agreement.

      "Subject Shares" means the Shares issued to the Majority Stockholder in connection with the Mergers, including any Shares issued upon changes in the form of such Shares between ADSs and Ordinary Shares upon deposit or exchange with the Depositary.

      "Suspension Period" has the meaning given to that term in Section 4.10 of this Agreement.

      "Transfer" means, with respect to any Subject Share (or direct or indirect economic or other interest therein), a transfer, distribution, sale, gift, assignment, pledge, hypothecation or other disposition, whether directly or indirectly (pursuant to the creation of a derivative security or otherwise), the grant of an option or other right or the imposition of a restriction on disposition or voting or by operation of law. When used as a verb, "Transfer" shall have the correlative meaning. In addition, "Transferred" and "Transferee" shall have the correlative meanings.

      "Voting Stock" means the Shares and any other securities of the Company entitled to vote generally in the election of Directors of the Company.

            1.2. Construction.

      The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) "or" is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Exhibit references are to this Agreement unless otherwise specified.

                        ARTICLE II. STANDSTILL PROVISIONS

            2.1. Restrictions.

      Except to the extent approved by a majority of the Directors, excluding the Stockholder Representative, subject to the provisions of Section 2.2 hereof, each Stockholder agrees that such Stockholder shall not:

            (a) purchase or acquire, or offer or agree to purchase or acquire, directly or indirectly, alone or in concert with any other Person, by purchase, gift or otherwise, Beneficial Ownership of any Voting Stock of the Company if such acquisition would result in the Stockholders Beneficially Owning more than
(x) the number of Subject Shares (subject to adjustment for any events set forth in clause (B) below) such Stockholders collectively Beneficially Own upon consummation of the Mergers plus (y) the number of Shares (subject to adjustment for any events set forth in clause (B) below, if any) such Stockholders acquire Beneficial Ownership of from time to time during any period that the restrictions of this Section 2.1 are suspended pursuant to the provisions of
Section 2.2 hereof, except (A) as specifically


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contemplated by the Merger Agreement, (B) by way of stock dividends or distributions, rights offerings, stock-splits, reclassifications, recapitalizations, changes in capitalization, mergers, consolidations, restructurings, business combinations, exchange offers, reorganizations or any other similar action taken by the Company, (C) by reason of exercise of statutory preemptive rights or (D) for equity-based awards granted to any Stockholder or Affiliate thereof solely in such Person's capacity as a director or employee of the Company; provided, that Integral shall not be bound by the restrictions contained in this Section 2.1(a); provided further, that with respect to J.P. Morgan, in no event shall the restrictions set forth in this
Section 2.1(a) be deemed to apply to any Person other than (1) J.P. Morgan or
(2) any successor investment fund managed by J.P. Morgan Partners, L.L.C.;

            (b) join or in any way participate in or encourage the formation of any 13D Group with respect to the Beneficial Ownership of Voting Stock of the Company with any Person who is not, immediately prior to the time of formation of such 13D Group, (i) another Stockholder or (ii) an Affiliate of (A) such Stockholder or another Stockholder or (B) any other Person which is then a member of a 13D Group with such Stockholder or another Stockholder;

            (c) (i) make, or in any way participate in, directly or indirectly, alone or in concert with any other Person, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act), including participation in any election contest, or (ii) otherwise communicate with the stockholders of the Company (other than (i) another Stockholder, (ii) an Affiliate of such Stockholder, or (iii) any other Person which is then a member of a 13D Group with such Stockholder or another Stockholder) in connection with or in relation to a proxy solicitation;

            (d) advise or seek to influence any Person (other than (i) another Stockholder, (ii) Affiliates of such Stockholder or another Stockholder or (iii) Persons who are members of any 13D Group of which such Stockholder or another Stockholder is member and which does not violate Section 2.1(b) above), with respect to the voting of any Voting Stock;

            (e) initiate or propose one or more stockholders' proposals, as described in Rule 14a-8 under the Exchange Act, with respect to the Company;

            (f) call, request or otherwise attempt to convene or cause management of the Company to convene a meeting of the stockholders of the Company;

            (g) initiate, propose or solicit any proposal with respect to any merger, consolidation or business combination involving the Company, any tender or exchange offer for equity securities of the Company, any sale or purchase of a substantial amount of the assets of the Company, any purchase of equity securities of the Company (other than as permitted in Section 2.1(a) above), any dissolution, liquidation, reorganization or recapitalization or similar business transaction involving the Company;

            (h) deposit any shares of Voting Stock of the Company in a voting trust or subject any such Voting Stock to any arrangement or agreement with respect to the voting of such Voting Stock (other than arrangements or agreements solely involving (i) another Stockholder, (ii) Affiliates of such Stockholder or another Stockholder or (iii) Persons who are


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members of any 13D Group of which such Stockholder or another Stockholder is member and which does not violate Section 2.1(b) above);

            (i) propose publicly (or in a manner reasonably expected to result in public disclosure) to do, announce an intention to do, or enter into any arrangement or understanding with any other Person to do, any of the actions restricted or prohibited under this Section 2.1; or

            (j) propose publicly (or in a manner reasonably expected to result in public disclosure) any proposal to amend or terminate the provisions of this
Section 2.1;

provided that nothing in this Section 2.1 shall (i) prohibit or restrict any Stockholder or its Affiliates from taking any action required or contemplated by any other provision of this Agreement or the Merger Agreement, (ii) prohibit any individual who is serving as a Director of the Company, solely in his or her capacity as such Director, from taking any action or making any statement which, in such Director's best judgment, is in the best interests of the Company or the Company's stockholders, (iii) prohibit any individual who is serving as an officer or employee of the Company or its Controlled Affiliates, solely in his or her capacity as such, from performing his or her duties in such capacity or from participating in the employee stock purchase program (if any) of the Company or its Controlled Affiliates in which such individual is eligible to participate by virtue of such capacity, provided that any such participation does not make use of any funds provided by any third party, including without limitation any Stockholder or any Permitted Transferee thereof, or (iv) restrict any disclosure or statements required to be made by any Stockholder or its Affiliates under applicable law to the extent any such requirement does not arise from actions by such Stockholder in violation of this Agreement, and provided, further, that the restrictions set forth in Section 2.1(a) shall not be deemed to restrict any Stockholder or its Affiliates from engaging in any brokerage, investment advisory, anti-raid advisory, merger advisory, asset management, financial advisory, financing, market making and other similar activities conducted in the ordinary course of its or their business.

            2.2. Suspension of Standstill Restrictions.

            (a) Upon the occurrence of a Significant Event (as defined below), the restrictions set forth in Section 2.1 shall be suspended.

            (b) "Significant Event" means any of the following:

                  (i) the Company agrees to enter into an agreement for, or makes a public announcement of its intention to pursue, or the Board authorizes the management of the Company to solicit proposals from third parties for (A) the sale or other disposition of 33.3% or more of the Company's outstanding Shares, (B) the sale or disposition of all or substantially all of the Company's assets or a similar sale or change of control transaction, or (C) any merger, consolidation, or other similar business combination transaction (1) pursuant to which the outstanding Shares of the Company would be converted into cash or securities of another Person or 13D Group, (2) which would result in a third party or 13D Group Beneficially Owning, when combined with any other Shares of the Company owned by such third party or 13D Group, 33.3% or more of the then-outstanding Shares,


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      or (3) which would result in all or a substantial portion of the Company's assets being sold to any Person or 13D Group; or

                  (ii) the public announcement of a bona fide proposal by a third party or 13D Group (other than the Company, a Stockholder, or any Person who is then an Affiliate of a Stockholder) to acquire Voting Stock of the Company (including pursuant to a tender or exchange offer or merger), which, if successful, would result in such third party or 13D Group Beneficially Owning, when combined with any other Voting Stock of the Company owned by such third party or 13D Group, 33.3% or more of the outstanding Voting Stock of the Company; provided, however, that the Board either (A) has approved or recommended that the stockholders of the Company accept such offer or (B) has not rejected or recommended that the stockholders of the Company refrain from accepting such offer; or

                  (iii) a third party or 13D Group successfully consummates a proposal of the type described in the foregoing clause 2.2(b)(ii); or

                  (iv) the adoption by the Board of a plan of liquidation or dissolution.

            (c) Upon the cessation of the event or events that lead to the suspension of the restrictions in Sections 2.1 pursuant to this Section 2.2, those restrictions shall be reinstated in accordance with their terms unless this Agreement has been terminated in accordance with Section 7.2.

           ARTICLE III. TRANSFER RESTRICTIONS; CERTAIN DISTRIBUTIONS

            3.1. Limitations on Transfer.

            (a) During the 90 day period following the Closing Date (such period, the "Initial Share Holding Period"), the Majority Stockholder may not Transfer any Subject Shares.

            (b) At any time following the Initial Share Holding Period, the Stockholders may Transfer Subject Shares solely in accordance with the provisions of Section 3.2 hereof and Sections 3.1(c) and 3.1(d) below.

            (c) During the period commencing as of the end of the Initial Share Holding Period and ending on the one-year anniversary thereof (the "Restricted Period"), without the prior written consent of the Company, the Stockholders may not collectively Transfer Subject Shares representing more than 7.5% of the then-outstanding Shares of the Company in the aggregate during any six (6) month period; provided, that the following Transfers shall not be included in calculating Shares Transferred for purposes of this Section 3.1(c):

                  (i) Transfers of Registrable Securities in underwritten Public Offerings pursuant to Sections 4.1, 4.2 and 4.3 hereof;

                  (ii) Distributions of Subject Shares by the Majority Stockholder, pursuant to Section 3.3 below;



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                  (iii) Transfers of Subject Shares by any Stockholder to its
      Permitted Transferees pursuant to Section 3.4 below; and

                  (iv) Transfers of Subject Shares pursuant to Sections 3.2(g) and (k) below.

            (d) In addition to the provisions of Section 3.1(c) above, during the Restricted Period, without the prior written consent of the Company, the Stockholders may not collectively Transfer Subject Shares representing more than 15% of the then-outstanding Shares of the Company in the aggregate during any six (6) month period; provided, that the following Transfers shall not be included in calculating Shares Transferred for purposes of this Section 3.1(d):

                  (i) Distributions of Subject Shares by the Majority Stockholder, pursuant to Section 3.3 below;

                  (ii) Transfers of Subject Shares by any Stockholder to its Permitted Transferees pursuant to Section 3.4 below; and

                  (iii) Transfers of Subject Shares pursuant to Sections 3.2(g) and (k) below.

            3.2. Additional Transfer Restrictions.

      Following the Initial Share Holding Period and subject to the restrictions set forth in Sections 3.1(c) and 3.1(d) above, none of the Stockholders may Transfer any Subject Shares, except:

            (a) in compliance with Rules 144 and 145 under the Securities Act;

            (b) pursuant to any underwritten Public Offerings, including, without limitation, pursuant to Sections 4.1, 4.2 and 4.3, provided that any such underwritten Public Offering is at least 180 days after the most recent underwritten Public Offering in which Subject Shares were Transferred;

            (c) pursuant to Public Offerings other than underwritten Public Offerings or any other resale under an effective registration statement;

            (d) in private transactions subject to applicable exemptions from the registration requirements of the Securities Act to Persons who have not filed and, to the knowledge of the Stockholder, would not be required to file after the consummation of the Transfer, either: (A) a Schedule 13D under the Exchange Act (a "Schedule 13D") , or (B) a Schedule 13G under the Exchange Act that discloses Beneficial Ownership of 10% or more of the then-outstanding Shares (a "10% Schedule 13G"); provided, that no more than 5% of the then-outstanding Shares may be Transferred to any such Person, whether in a single transaction or series of related transactions;

            (e) in private transactions subject to applicable exemptions from the registration requirements of the Securities Act to Persons who have filed or, to the knowledge of the Stockholder, would be required to file after the consummation of the Transfer, either: (A) a


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Schedule 13D, or (B) a 10% Schedule 13G; provided, that no more than 5% of the then-outstanding Shares may be sold to any such Person, whether in a single transaction or series of related transactions; provided further, that prior to the Transfer, the Stockholder will have offered the Company the opportunity to purchase the respective Subject Shares (in the manner set forth in Section 3.4 below), and the Company shall have failed to exercise such right of first refusal;

            (f) in transactions outside of the United States subject to applicable exemptions from the registration requirements of the Securities Act;

            (g) pursuant to any tender or exchange offer commenced under Rule 14d-2 of the Exchange Act, or any merger, consolidation, sale or other business combination transaction involving the Company;

            (h) pursuant to any distribution by the Majority Stockholder to its Stockholders pursuant to Section 3.3 below;

            (i) pursuant to any Transfer by a Stockholder to its Permitted Transferees pursuant to Section 3.4 below;

            (j) in bona fide transactions in compliance with the requirements of the Securities Act and Exchange Act that constitute a hedge against changes in the market price of the Shares; or

            (k) the grant by J.P. Morgan of a participation interest to one or more other investment funds managed by a Controlled Affiliate of J.P. Morgan Chase & Co. without a change in record ownership.

            3.3. Distributions by Majority Stockholder.

      Following the Initial Share Holding Period, the Majority Stockholder may distribute all or a portion of the Subject Shares held by the Majority Stockholder to the stockholders of the Majority Stockholder in accordance with the Memorandum and Articles of Association of the Majority Stockholder.

            3.4. Transfer to Permitted Transferees.

            (a) Following the Initial Share Holding Period, any Stockholder may Transfer any or all of the Subject Shares held by it to any Permitted Transferee of such Stockholder. Each Permitted Transferee will be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering an Assumption Agreement and, upon executing and delivering an Assumption Agreement, will be treated as a Stockholder for all purposes hereof, including, but not limited to, the transfer restrictions set forth in Article III hereof.

            (b) Each Permitted Transferee of any Stockholder to which Subject Shares are Transferred shall, and such Stockholder shall cause such Permitted Transferee to, Transfer back to such Stockholder (or to another Permitted Transferee of such Stockholder) any Subject Shares it owns prior to such Permitted Transferee ceasing to be a Permitted Transferee to such Stockholder.

            (c) This Section 3.4 shall not apply to the grant by J.P. Morgan of a participation interest to one or more other investment funds managed by a Controlled Affiliate of J.P. Morgan without change in record ownership.

            3.5. Right of First Refusal.

      Prior to consummating any Transfer of any Subject Share pursuant to
Section 3.2(e) above, each Stockholder shall give the Company the opportunity to purchase, subject to applicable law, such Subject Shares in the following manner:

            (a) The selling Stockholder shall give notice (the "Transfer Notice") to the Company in writing of such intention, specifying the name of the proposed purchaser or Transferee, the number of Subject Shares proposed to be sold or transferred, the proposed price per Share therefor (the "Transfer Price") and the other material terms upon which such disposition is proposed to be made.

            (b) The Company (or a designee of the Company in accordance with Section 3.5(c)) shall have the right, exercisable by written notice given by the Company to the selling Stockholder within five Business Days after receipt of such Transfer Notice, to agree to purchase all, but not less than all, of the Subject Shares specified in such Transfer Notice. The Company shall have the right to pay for such Subject Shares: (i) the same amount in cash per Share,
(ii) to the extent the consideration to be paid by the third party consists of any debt instruments, consideration per Share equivalent to that offered by the third party, or (iii) to the extent the consideration to be paid by the third party does not consist of cash or debt instruments, an amount of cash having equivalent value as determined, at the expense of the Company, by an investment banking firm mutually agreed to by the Company and the selling Stockholder.

            (c) If the Company (or its designee) exercises its right of first refusal hereunder, the closing of the purchase of the securities with respect to which such right has been exercised shall take place within five Business Days after the Company gives notice of such exercise, or, if later, upon the date on which the proposed Transfer was to occur with the third party. Upon exercise by the Company (or its designee) of its right of first refusal, the Company and the selling Stockholder shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable commercial efforts to secure any approvals required in connection therewith. The Company may elect by notice in writing to the selling Stockholder that, at the closing of such transaction, the Subject Shares be delivered to and payment made to the selling Stockholder by a designee of the Company, provided that the Company shall remain liable for its obligations under this Section 3.5 in the event such designee fails to purchase and pay for the Subject Shares being sold.

            (d) If the Company (or its designee) does not exercise its right of first refusal hereunder within the time specified for such exercise, or if the Company (or its designee) fails to complete the purchase of the securities on the closing date specified in the first sentence of Section 3.5(c) (other than by reason of a failure by the selling Stockholder to fulfill its obligations with respect thereto), the selling Stockholder shall be free, subject to the terms of Section 3.1 herein, to sell the securities specified in such Transfer Notice at a price equal to or greater than the Transfer Price specified in such Transfer Notice; provided that such sale is consummated within thirty (30) days after the Company fails to exercise its right of first refusal.

            3.6. Rights and Obligations of Transferees.

      Any Transferee of Subject Shares (other than Transferees who acquire Subject Shares (a) pursuant to Section 3.3, (b) pursuant to Section 3.4, (c) pursuant to the exercise of rights set forth in Article IV, (d) in a bona fide sale to the public pursuant to Rule 144, Rule 145 or Regulation S under the Securities Act, (e) through a Public Offering, (f) pursuant to Section 3.2(g), or (g) pursuant to Section 3.2(k)) will be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering an Assumption Agreement and, upon executing and delivering an Assumption Agreement, will be treated as a Stockholder for all purposes hereof; provided, however, that no such Transferee (or its Permitted Transferees) will acquire any rights (but will be subject to the obligations) under Articles IV or V of this Agreement.

            3.7. Other.

            (a) Any Transfer of Subject Shares under this Agreement (other than through a Public Offering) shall not be effective unless and until the Company shall have been furnished with information reasonably satisfactory to it (which may include an opinion from counsel) demonstrating that such Transfer is exempt from or not subject to the provisions of Section 5 of the Securities Act and any other applicable securities laws.

            (b) In the event of any purported Transfer by a Stockholder of any Subject Shares in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect, and the Company will not give effect to such Transfer.

            (c) The Company will be entitled to take all necessary steps to ensure that any Subject Shares issued to the Stockholders are identified as restricted securities within the meaning of Rules 144 and 145 promulgated under the Securities Act and that any resales of such Subject Shares will be made in accordance with an exemption from registration under the Securities Act or pursuant to an effective registration statement.

            (d) Each certificate representing ADSs held by a Stockholder will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement, the "Legend"):

            "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE STOCKHOLDERS AGREEMENT AMONG BUSINESS OBJECTS, S.A., NEW SAC, AND THE STOCKHOLDERS PARTY THERETO, DATED AS OF JULY 18, 2003, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF BUSINESS OBJECTS, S.A. THE STOCKHOLDERS AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE

            TRANSFER OF THE SHARES SUBJECT TO THE AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT."

The Legend will be removed by the Company, with respect to any certificate representing Subject Shares, by the delivery of substitute certificates without such Legend in the event of a Transfer permitted by this Agreement and in which the Transferee is not required to enter into an Assumption Agreement pursuant to
Section 3.4 or Section 3.6 of this Agreement.

                        ARTICLE IV. REGISTRATION RIGHTS

            4.1. Piggyback Rights.

            (a) Subject to the Transfer restrictions set forth in Sections 3.1 and 3.2, if, at any time during the period commencing as of the end of the Initial Share Holding Period and ending on the ten-year anniversary of the Closing, the Company proposes to register any of the Shares under the Securities Act (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes), whether or not for sale for its own account (including pursuant to Section 4.2), it will, at each such time, give prompt written notice to the Managing Registration Rights Holders of its intention to do so and of the Registration Rights Holders' rights under this
Section 4.1. Upon the written request of any Managing Registration Rights Holder made within 14 days after the receipt of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by such Managing Registration Rights Holder and all other Registration Rights Holders who are Permitted Transferees of such Managing Registration Rights Holder), the Company will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which each Managing Registration Rights Holder has so requested to be registered; provided that (i) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company or any other holder of securities that initiated such registration (an "Initiating Holder") shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company or such Initiating Holder may, at its election, give written notice of such determination to the Managing Registration Rights Holders and, thereupon, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration, and
(ii) if such registration involves an underwritten offering, the Registration Rights Holders of Registrable Securities requesting to be included in the registration must sell their Registrable Securities to the underwriters selected by the Company, on the same terms and conditions as apply to the Company or the Initiating Holders, as the case may be, with, in the case of a combined primary and secondary offering, such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings. If a registration requested pursuant to this Section 4.1(a) involves an underwritten Public Offering, any Registration Rights Holder requesting to be included in such registration may elect not to register all or any portion of such securities in connection with such registration; provided that such Registration Rights Holder gives written notice of such withdrawal to any of the Managing Registration Rights Holders, and such Managing Registration Rights Holder delivers such notice to the Company at least ten (10) days prior to the effective date of the registration statement filed in connection with such registration.

            (b) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this
Section 4.1.

            (c) If a registration pursuant to this Section 4.1 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities and other securities requested to be included in such registration exceeds the number which can be sold in such offering, so as to be reasonably likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering, then the Company will include in such registration (i) first, 100% of the securities, if any, the Company proposes to sell for its own account, provided that the registration of Shares contemplated by this Section
4.1 was initiated by the Company with respect to Shares intended to be registered for sale for its own account, (ii) second, the number of Registrable Securities requested to be included by the Majority Stockholder, if any, in such registration which in the opinion of the managing underwriter, can be sold, without having the adverse effect referred to above, and (iii) third, such number of Registrable Securities requested to be included in such registration by the other Registration Rights Holders which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, which number of Registrable Securities shall be allocated pro rata among all such requesting holders of Registrable Securities, based on the relative number of Registrable Securities then held by each such requesting holder of Registrable Securities. In the event that (A) the Company did not initiate the registration of securities intended to be registered for sale for its own account and (B) the number of Registrable Securities and Shares of other holders, in each case entitled to registration rights with respect to such Shares, requested to be included in such registration is less than the number which, in the opinion of the managing underwriter, can be sold, the Company may include in such registration securities it proposes to sell for its own account up to the number of securities that, in the opinion of the underwriter, can be sold.

            4.2. Demand Registration.

            (a) Subject to the Transfer restrictions set forth in Sections 3.1 and 3.2, at any time during the period commencing as of the end of the Initial Share Holding Period and ending on the ten-year anniversary of the Closing Date, and, in the case of Silver Lake, TPG or August, after the Majority Stockholder has distributed Subject Shares pursuant to Section 3.3, upon the written request of any of the Majority Stockholder, TPG, Silver Lake or August (a "Demand Party") requesting that the Company effect the registration under the Securities Act of all or part of such Demand Party's Registrable Securities (a "Demand Registration") and specifying the amount and intended method of disposition thereof, the Company will promptly give written notice of such requested registration to the Managing Registration Rights Holders (each of such Managing Registration Rights Holders will notify each of the Permitted Transferees of such Managing Registration Rights Holder that holds Registrable Securities) and other holders of securities entitled to notice of such registration and thereupon will, as expeditiously as reasonably possible, file a registration statement to effect the registration under the Securities Act of:

                  (i) such Registrable Securities which the Company has been so requested to register by the Demand Party;

                  (ii) the Registrable Securities of other Registration Rights Holders which the Company has been requested to register by written request given to the Company by the Managing Registration Rights Holders within 14 days after the giving of such written notice by the Company to the Managing Registration Rights Holders (which request shall specify the amount and intended method of disposition of such securities);

all to the extent necessary to permit the disposition (in accordance with the intended method thereof as aforesaid) of the Registrable Securities and such other securities so to be registered; provided that the Company shall not be required to effect the registration of Registrable Securities (A) at the request of the Majority Stockholder on more than two (2) occasions, (B) at the request of Silver Lake on more than two (2) occasions, (C) at the request of TPG on more than two (2) occasions, or (D) at the request of August on more than one (1) occasion; provided further, that the Company shall not be obligated to file a registration statement relating to any registration request under this Section 4.2(a):

                  (1) within a period of 180 days after the effective date of any other registration statement relating to any registration request under this Section 4.2 or relating to any registration statement referred to under Section 4.1 or Section 4.3 hereof; or

                  (2) if (x) the requested registration pursuant to this Section
            4.2 involves a registration on a form other than a Form S-3 (or any successor to Form S-3), and (y) the Registration Rights Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $20,000,000; or

                  (3) if (x) the requested registration pursuant to this Section
            4.2 involves an underwritten offering, and (y) the Registration Rights Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $20,000,000; or

                  (4) if the Registration Rights Holders, together with the
            holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $5,000,000; or

                  (5) if with respect thereto the managing underwriter, the SEC, the Securities Act, or the form on which the registration statement is to be filed, would require the conduct of a Special Audit, in which case the filing may be delayed until the completion of such Special Audit (and the Company shall, upon request of TPG, Silver Lake or August, as the case may be, use its commercially reasonable efforts to cause such Special Audit to be completed expeditiously and without unreasonable delay); or

                  (6) if the Company is in possession of material non-public information and the Board determines in good faith that disclosure of such information would not be in the best interests of the Company and its stockholders, in which case the filing of the registration statement may be delayed until the earlier of the second Business Day after such conditions shall have ceased to exist and the 120th day after receipt by the Company of the written request from the Majority Stockholder, TPG, Silver Lake or August, as the case may be, to register Registrable Securities under this
            Section 4.2(a); or

                  (7) if the Closing Shelf Registration Statement is then
            effective and available for the sale and distribution of such Demand Party's Registrable Securities in the manner specified in such request.

            (b) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this
Section 4.2.

            (c) A registration requested pursuant to this Article IV will not be deemed to have been effected unless the registration statement filed by the Company with the SEC in connection with such registration has been declared effective by the SEC; provided that, if, within 100 days after it has become effective, the offering of Registrable Securities pursuant to such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, then such registration will be deemed not to have been effected.

            (d) If a requested registration pursuant to this Section 4.2 involves an underwritten offering and regardless of whether the Company is registering any securities therein, the Board shall have the right to select the investment banker or bankers and managers to administer the offering, including the lead managing underwriter.

            (e) If a requested registration pursuant to this Section 4.2 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering, so as to be reasonably likely to have an adverse effect on the price, timing or distribution of the securities offered in such offering, then the Company will include in such registration such number of Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, which number shall be allocated pro rata among all such holders of Registrable Securities requesting to be included in such registration based on the relative number of Registrable Securities then held by each such holder of Registrable Securities. In the event that the number of Registrable Securities and Shares of other holders, in each case entitled to registration rights with respect to such Shares requested to be included in such registration is less than the number which, in the opinion of the managing underwriter, can be sold, the Company may include in such registration securities it proposes to sell for its own account up to the number of securities that, in the opinion of the underwriter, can be sold.

            4.3. Form S-3 Registration.

      Subject to the Transfer restrictions set forth in Sections 3.1 and 3.2, if, at any time during the period commencing as of the end of the Initial Share Holding Period and ending on the ten-year anniversary of the Closing Date, the Company receives from the Majority Stockholder, or from Silver Lake, TPG or August after the Majority Stockholder has distributed Subject Shares pursuant to
Section 3.3 (each an "S-3 Initiating Party"), a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such S-3 Initiating Party or S-3 Initiating Parties, the Company will:

            (a) promptly give notice of the proposed registration, and any related qualification or compliance, to the Managing Registration Rights Holders (each of which Managing Registration Rights Holder will notify each of the Permitted Transferees of such Managing Registration Rights Holder that holds Registrable Securities); and

            (b) as expeditiously as reasonably practical, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such S-3 Initiating Party's or S-3 Initiating Parties' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Registration Rights Holder or Registration Rights Holders joining in such request as are specified in a written request delivered to the Company by the Managing Registration Rights Holders within fourteen (14) days after receipt of such written notice from the Company; provided that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4.3:

                  (i) if Form S-3 (or any successor form) is not available for such offering by the Registration Rights Holders; or

                  (ii) if (x) the requested registration pursuant to this
      Section 4.3 involves an underwritten offering, and (y) the Registration Rights Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $20,000,000; or

                  (iii) if the Registration Rights Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $5,000,000; or

                  (iv) if the Company is in possession of material non-public information and the Board determines in good faith that disclosure of such information would not be in the best interests of the Company and its stockholders, in which case the filing of the registration statement may be delayed until the earlier of the second Business Day after such conditions shall have ceased to exist and the 120th day after receipt by the Company of the written request from the Majority Stockholder, TPG, Silver Lake or August, as the case may be, to register Registrable Securities under this
      Section 4.3(a); provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

                  (v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registration statements for any of the Registration Rights Holders pursuant to this
      Section 4.3, Section 4.1 or Section 4.2; or

                  (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

                  (vii) if with respect thereto, the managing underwriter, the SEC, the Securities Act, or the form on which the registration statement is to be filed, would require the conduct of a Special Audit, in which case the Company shall have the right to defer the filing of the Form S-3 registration statement until the completion of such Special Audit (and the Company shall, upon the request of the Majority Stockholder, TPG, Silver Lake or August, as the case may be, use its commercially reasonable efforts to cause such Special Audit to be completed expeditiously and without unreasonable delay); or

                  (viii) if the Closing Shelf Registration Statement is then effective and available for the sale and distribution of such Registration Rights Holder's or Registration Rights Holders' Registrable Securities in the manner specified in such request.

            (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as expeditiously as reasonably practical after receipt of the request or requests of the Majority Stockholder, TPG, Silver Lake or August, as the case may be. Registrations effected pursuant to this Section
4.3 shall not be counted as demands for registration or registrations effected pursuant to Section 4.2.

            (d) If a requested registration pursuant to this Section 4.3 involves an underwritten offering and regardless of whether the Company is registering any securities therein, the Board shall have the right to select the investment banker or bankers and managers to administer the offering, including the lead managing underwriter.

            (e) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this
Section 4.3.

            4.4. Registration Procedures.

      If and whenever the Company is required to file a registration statement with respect to, or to use its reasonable best efforts to effect or cause the registration of, any Registrable Securities under the Securities Act as provided in this Agreement the Company will as expeditiously as reasonably possible:

            (a) prepare and, in any event within 120 days after the end of the period within which a request for registration may be given to the Company pursuant to Section 4.2 or Section 4.3, file with the SEC a registration statement on the appropriate form with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to be declared effective by the SEC; provided, however, that the Company may discontinue any registration of securities as to which it is the initiating party at any time prior to the effective date of the registration statement relating thereto (and, in such event, the Company shall pay the Registration Expenses incurred in connection therewith); provided further, that not less than five (5) Business Days before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company will furnish to counsel for the sellers of Registrable Securities covered by such registration statement copies of all documents proposed to be filed;

            (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not in excess of 100 days (unless such registration statement relates to an underwritten Public Offering, in which event the registration statement shall not be required to remain effective at the request of the Registration Rights Holders for a period of in excess of 45 days) and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided that not less than five (5) Business Days before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company will furnish to counsel for the sellers of Registrable Securities covered by such registration statement copies of all documents proposed to be filed;

            (c) furnish to each Managing Registration Rights Holders of each seller of such Registrable Securities such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith, including any documents incorporated by reference), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request (through a Managing Registration Rights Holder) in order to facilitate the disposition of the Registrable Securities by such seller;

            (d) use its reasonable efforts to register or qualify within the United States such Registrable Securities covered by such registration in such United States jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition of the Registrable Securities owned by such seller in such jurisdictions, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this subsection (d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

            (e) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities within the United States as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

            (f) notify each Managing Registration Rights Holder of each seller of any such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 4.4(b), of the Company's becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such Managing Registration Rights Holder, prepare and furnish to such Managing Registration Rights Holder a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

            (g) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than 15 months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act;

            (h) (i) use its reasonable best efforts to list such Registrable Securities on any securities exchange on which the Shares are then listed if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange; and (ii) use its reasonable efforts to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

            (i) enter into such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other Persons in addition to, or in substitution for the indemnification provisions hereof, and take such other actions as sellers of a majority of shares of such Registrable Securities included in such registration statement or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

            (j) obtain a "cold comfort" letter or letters from the Company's independent public auditors in customary form and covering matters of the type customarily covered by "cold comfort" letters as the seller or sellers of a majority of shares of such Registrable Securities included in such registration statement shall reasonably request;

            (k) make available for inspection by any Managing Registration Rights Holder of any seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company's officers, Directors and employees to supply all information reasonably requested by any such Managing Registration Rights Holder, underwriter, attorney, accountant or agent in connection with such registration statement;

            (l) notify counsel for the holders of Registrable Securities included in such registration statement and the managing underwriter or agent, immediately, and confirm the notice in writing (i) when the registration statement, or any post-effective amendment to the registration statement, shall have been declared effective by the SEC, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

            (m) use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

            (n) if requested by the managing underwriter or agent or any Managing Registration Rights Holder of any holder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such Managing Registration Rights Holder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by such Managing Registration Rights Holder or its Permitted Transferees to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering (unless the Company, after consultation with counsel, reasonably concludes that such information would be materially misleading to prospective buyers in the Public Offering); and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

            (o) cooperate with the Managing Registration Rights Holders of the holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or the Managing Registration Rights Holders may request;

            (p) if requested by the applicable parties, obtain for delivery to the Managing Registration Rights Holders of the holders of Registrable Securities being registered and to the underwriter or agent an opinion or opinions from counsel for the Company in customary form and in form, substance and scope reasonably satisfactory to such Managing Registration Rights Holders, underwriters or agents and their counsel;

            (q) cooperate with each Managing Registration Rights Holder of each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD; and

            (r) with respect to underwritten Public Offerings under Section 4.2, act in good faith to facilitate, cooperate with and participate in customary selling efforts related thereto and provide reasonable assistance in marketing activities with respect to the distribution of such Public Offering, which may include, in the case of an underwritten Public Offering which proposes to sell Registrable Securities to the public at a price of $100 million or more, causing the senior executives of the Company (subject to the reasonable availability of such executives) to participate in customary "road show" presentations as reasonably requested by the managing underwriter in such Public Offering.

            4.5. Other Registration-Related Matters.

            (a) The Company may require any Person that is selling Subject Shares in a Public Offering pursuant to Sections 4.1, 4.2 or 4.3 to furnish to the Company in writing such information regarding such Person and pertinent to the disclosure requirements relating to the registration and the distribution of the Registrable Securities which are included in such Public Offering as the Company may from time to time reasonably request in writing.

            (b) Each Registration Rights Holder agrees, severally and not jointly, that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.4(f), it will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until its receipt of the copies of the amended or supplemented prospectus contemplated by Section 4.4(f) and, if so directed by the Company (through its Managing Registration Rights Holder), each Registration Rights Holder will deliver to the Company (through its Managing Registration Rights Holder) (at the Company's expense) all copies, other than permanent file copies then in their possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company gives any such notice, the period for which the Company will be required to keep the registration statement effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4.4(f) to and including the date when each seller of Registrable Securities covered by such registration statement has received the copies of the supplemented or amended prospectus contemplated by
Section 4.4(f).

            (c) To the extent not already subject to the restrictions in Article III of this Agreement, each holder of Registrable Securities will, in connection with an underwritten Public Offering of the Company's securities, upon the request of the Company or of the underwriters managing any underwritten offering of the Company's securities, agree in writing not to effect any sale, disposition or distribution of Registrable Securities (other than those included in the Public Offering) without the prior written consent of the managing underwriter for such period of time commencing 30 days before and ending 90 days (or such earlier date as the managing underwriter shall agree) after the effective date of such registration; provided that (i) such registration was effected pursuant to Sections 4.2 or 4.3 hereof, or (ii) such holder of Registrable

Securities was offered the opportunity pursuant to Section 4.1 to have such holder's Registrable Securities registered by the Company in such registration and that the Company has not limited the number of such holder's Registrable Shares to be included in such registration pursuant to Section 4.1(c) hereof. No Stockholder shall be released from such lock-up period by the managing underwriter unless all of the Stockholders are so released.

            4.6. Indemnification.

            (a) In the event of any registration of any securities of the Company under the Securities Act pursuant to Sections 4.1, 4.2 or 4.3, the Company hereby indemnifies and agrees to hold harmless, to the extent permitted by law, the sellers of any Registrable Securities covered by such registration statement (each a "Holder"), each Affiliate of such Holder and their respective directors and officers, members or general and limited partners (and the directors, officers, employees, affiliates and Controlling Persons of any of the foregoing), each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who Controls such Holder or any such underwriter within the meaning of the Securities Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages or liabilities, joint or several, and expenses to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances when they were made, and the Company will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company will not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto in reliance upon and in conformity with written information with respect to such Indemnified Party furnished to the Company by such Indemnified Party expressly for use in the preparation thereof, nor shall the Company be liable to any Indemnified Party for any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld or delayed). Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any Indemnified Party and will survive the Transfer of such securities by such Holder.

            (b) The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Sections 4.1, 4.2 or 4.3 that the Company shall have received an undertaking reasonably satisfactory to it from the Holder of such Registrable Securities or any prospective underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4.6(a)) the Company, all other Holders or any prospective underwriter, as the case may be, and any of their respective

Affiliates, directors, officers and Controlling Persons, with respect to any untrue statement in or omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such untrue statement or omission was made in reliance upon and in conformity with written information with respect to such Holder or underwriter furnished to the Company by such Holder or underwriter expressly for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the Holders, or any of their respective affiliates, directors, officers or Controlling Persons and will survive the Transfer of such securities by such Holder. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds actually received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

            (c) Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 4.6, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of the Indemnified Party to give notice as provided herein will not relieve the indemnifying party of its obligations under Section 4.6(a) or 4.6(b), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, unless in such Indemnified Party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. If, in such Indemnified Party's reasonable judgment, having common counsel would result in a conflict of interest between the interests of such indemnified and indemnifying parties, then such Indemnified Party may employ separate counsel reasonably acceptable to the indemnifying party to represent or defend such Indemnified Party in such action, it being understood, however, that the indemnifying party will not be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties (and not more than one separate firm of local counsel at any time for all such Indemnified Parties) in such action. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

            (d) If the indemnification provided for hereunder from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this
Section 4.6(d) as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds actually received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation.

            The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

            (e) Indemnification similar to that specified in this Section 4.6 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any law or with any governmental entity other than as required by the Securities Act.

            (f) The obligations of the parties under this Section 4.6 will be in addition to any liability which any party may otherwise have to any other party.

            4.7. S-3 Eligibility.

      The Company currently meets the requirements for registration on Form S-3 under the Securities Act, and the Company shall take all reasonable efforts to ensure that the Company meets these requirements on the initial filing date and effective date of the registration statements filed pursuant to Section 4.3 of this Agreement.

            4.8. Reports under the Exchange Act.

      With a view to making available to the Registration Rights Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Registration Rights Holders to sell Registrable Securities to the public without registration, the Company agrees to:

            (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

            (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

            (c) furnish to any Managing Registration Rights Holder, so long as the Managing Registration Rights Holder or its Permitted Transferees owns any Registrable Securities, upon request (i) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (ii) such other information as may be reasonably requested in availing any Registration Rights Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration.

            4.9. Assignment of Registration Rights.

      The rights to cause the Company to register Registrable Securities pursuant to this Agreement may not be assigned by any Registration Rights Holder; provided, that if the Company is not eligible to use Form S-3 and the Majority Stockholder has exhausted its right to request a Demand Registration under Section 4.2(a)(A), then any of Silver Lake, TPG and August shall have the right to assign its right to request one Demand Registration under Section 4.2(a)(B), (C) or (D), as the case may be, to the Majority Stockholder.

            4.10. Closing Shelf Registration Statement

            (a) In the event that any of the Shares issued in the Mergers are determined to have been issued pursuant to a private placement exemption from registration pursuant to Section 4(2) of, and/or Rule 506, under the Securities Act, then as promptly as practicable after such event and in compliance with applicable securities laws, the Company will, with respect to such Shares issued pursuant to the Mergers, prepare and file a registration statement on Form S-3 (the "Closing Shelf Registration Statement") with the SEC pursuant to Rule 415 of the Securities Act. The Company shall use its commercially reasonable efforts to cause the Closing Shelf Registration Statement to become effective no later than the last day of the Initial Share Holding Period. Upon effectiveness, the Company shall use its best efforts to keep the registration statement continuously in effect for two calendar years thereafter subject to extension for any suspension of sales as described below.

            (b) The Company shall be entitled, from time to time, by providing written notice to the Registration Rights Holders who elected to participate in the Closing Shelf Registration Statement, to require such Registration Rights Holders to suspend the use of such prospectus for sales of Registrable Securities under the Closing Shelf Registration Statement for a reasonable period of time (a "Suspension Period") if the Company shall determine that is in possession of material non-public information and the Board determines in good faith that disclosure of such information would not be in the best interests of the Company and its stockholders; provided, that all Suspension Periods that occur (i) during any ninety (90) day period shall not exceed an aggregate of thirty (30) days and (ii) during any one-year period shall not exceed an aggregate of seventy (70) days. Immediately upon receipt of such notice, the Registration Rights Holders covered by the Closing Shelf Registration Statement shall suspend the use of the prospectus until the requisite changes to the prospectus have been made. Any Suspension Period shall terminate at such time as the public disclosure of such information is made, subject to the maximums set forth in the first sentence hereof. After the expiration of any

Suspension Period and without any further request from a Registration Rights Holder, the Company shall as promptly as reasonably practical prepare a post-effective amendment or supplement to the Closing Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                        ARTICLE V. BOARD REPRESENTATION

            5.1. Board Representation.

            (a) Effective as of the Closing Date, subject to applicable law, the Majority Stockholder may designate one Person to be proposed by the Board to the Company's stockholders to be elected a Director; provided that such designee must be reasonably satisfactory to the Company (such determination to be made by the Board after receiving a recommendation from the nominating committee of the Company; provided, that for the avoidance of doubt, any Person who is a managing director of Silver Lake Partners, L.P., a Delaware limited partnership, as of the date hereof, shall be deemed to be satisfactory to the Company and the Board for such purposes unless (i) any such managing director does not meet the criteria for directors set forth in the Nasdaq National Market rules, any corporate governance guidelines or policies adopted by the Board or any committee thereof, or any other applicable law and regulation, or (ii) the Company's nominating committee in good faith makes a determination that the appointment of any such managing director to the Board would be materially disadvantageous to the Company (the "Stockholder Representative").

            (b) The Company shall take all necessary action, subject to applicable law, to cause the size of the Board to be increased to ten (10) members from eight (8) members, effective as of the Closing Date, and the Company shall use reasonable best efforts, subject to applicable law, to cause the vacancies to be filled by (i) David J. Roux (or such other individual as may be designated in writing by the Majority Stockholder at least forty-five (45) days prior to the filling of such vacancy and in accordance with Section 5.1(a) hereof) to be the initial Stockholder Representative, and (ii) one (1) individual who qualifies as an "independent" director of Borg pursuant to proposed and applicable laws and regulations. The Company agrees to consult with the Majority Stockholder in good faith before making any other changes to the size of the Board.

            (c) At the expiration of any Stockholder Representative's designated term as director, the Board will recommend a vote by the Company's stockholders in favor of the reelection of such Stockholder Representative (or the election of any replacement designated by the Majority Stockholder in accordance with
Section 5.1(a) hereof). If any Stockholder Representative or any successor thereto ceases to be a director of the Company at any time prior to the expiration of such Stockholder Representative's designated term as director, whether as a result of death, resignation, retirement, disqualification, removal from office or other cause, the Board will appoint a Stockholder Representative to fill the vacancy so created and the Board will recommend a vote by the Company's stockholders in favor of the ratification of the appointment of such Person.

            (d) Notwithstanding anything in this Agreement to the contrary, the Board and all of the committees of the Board will operate in such a way to permit the Company to comply with applicable law and maintain its listings on the Nasdaq National Market and Euronext, as applicable.

            (e) The Majority Stockholder shall have the right to assign its rights under this Article V to Silver Lake in the event of a distribution of the Subject Shares pursuant to Section 3.3 hereof.

                   ARTICLE VI. REPRESENTATIONS AND WARRANTIES

            6.1. Representations and Warranties of Stockholders.

      Each Stockholder hereby represents and warrants, severally and not jointly, to the Company as follows:

            (a) such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

            (b) in the case of any Stockholder that is a corporation, limited partnership or limited liability company, such Stockholder is an entity duly organized and validly existing under the laws of the jurisdiction in which it is incorporated or constituted, and each such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

            (c) this Agreement has been validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought;

            (d) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder's assets are bound. The consummation of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder; and

            (e) such Stockholder acknowledges that the issuance of the Subject Shares is expected to be effected pursuant to a registration statement on Form S-4, and the resale of the Subject Shares may be subject to the restrictions set forth in Rule 145 under the Securities Act unless such Subject Shares are otherwise transferred pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration.

            6.2. Representations and Warranties of Company.

      The Company hereby represents and warrants to the Stockholders as follows:

            (a) the Company is a societe anonyme duly organized and validly existing under the laws of France and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

            (b) this Agreement has been duly authorized, executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought; and

            (c) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company's assets are bound. The consummation of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Company.

                           ARTICLE VII. MISCELLANEOUS

            7.1. Effective Date.

      This Agreement shall become effective upon consummation of the Mergers as contemplated by the Merger Agreement and prior to such time shall have no force or effect. If, the Merger Agreement is terminated prior to the Closing Date, this Agreement shall terminate without any further action of the parties hereto and no party shall have any liability to the other with the respect to the provisions contained herein.

            7.2. Termination.

      All rights, remedies, obligations and liabilities of any party under (i) Articles II, III and V of this Agreement shall terminate automatically at such time the Stockholders collectively

Beneficially Own less than 10% of the then-outstanding Shares, and (ii) Article IV of this Agreement shall terminate on the earlier of (x) the tenth-year anniversary of the Closing Date, or (y) such time that all Registrable Securities held by the Registration Rights Holders cease to be Registrable Securities; provided, however, that Section 4.6 hereof shall survive any termination of this Agreement.

            7.3. Notices.

      All notices, consents, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or registered or certified mail (postage prepaid, return receipt requested) as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.3):

            (a) if to the Company:

            Business Objects, S.A.
            c/o Business Objects Americas, Inc.
            3030 Orchard Parkway
            San Jose, CA  95134
            Attention: General Counsel
            Telecopy:  (408) 953-6001

            with a copy to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            525 University Avenue
            Palo Alto, CA 94301
            Attention: Marc Packer, Esq.
                       Kenton J. King, Esq.
            Telecopy:  (650) 470-4570

            (b) if to Silver Lake:

            Silver Lake Partners, L.P.
            2725 Sand Hill Road
            Suite 150
            Menlo Park, CA  94025
            Attention: David Roux
            Telecopy:  (650) 233-8125
            with a copy to:

            Simpson Thacher & Bartlett
            3330 Hillview Avenue
            Palo Alto, CA  94304
            Attention: Richard Capelouto, Esq.
                       Kirsten Jensen, Esq.
            Telecopy:  (650) 251-5002

            (c) if to TPG:

            SAC Investments, L.P.
            c/o Texas Pacific Group
            301 Commerce Street
            Suite 3300
            Fort Worth, TX  76102
            Attention: Richard A. Ekleberry
            Telecopy:  (817) 871-4080

            with a copy to:

            Cleary, Gottlieb, Steen & Hamilton
            One Liberty Plaza
            New York, NY  10006
            Attention: Paul J. Shim, Esq.
            Telecopy:  (212) 225-3999

            (d) if to August:

            August Capital
            2480 Sand Hill Road
            Suite 101
            Menlo Park, CA  94025
            Attention: Mark Wilson
            Telecopy:  (650) 234-9910

            with a copy to:

            Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
            Menlo Park, CA 94025
            Attention: Steven R. Franklin, Esq.
            Telecopy:  (650) 321-2800

            (e) if to J.P. Morgan:

            J.P. Morgan Partners, L.L.C.
            50 California Street
            29th Floor
            San Francisco, CA  94111
            Attention: Shahan Soghikian
            Telecopy:  (415) 591-1205

            with copies to:

            J.P. Morgan Partners, L.L.C.
            Official Notices Clerk
            1221 Avenue of the Americas
            New York, NY  10020
            Telecopy:  (212) 899-3401

            -and-

            Latham & Watkins
            135 Commonwealth Drive
            Menlo Park, CA  94025
            Attention: Anthony J. Richmond, Esq.
            Telecopy:  (650) 463-2600

            (f) if to GS:

            GS Capital Partners III, L.P.
            85 Broad Street, 10th Floor
            New York, NY 10004
            Attention: Anne Musella
            Telecopy: (212) 357-5505

            with a copy to:

            Sullivan & Cromwell
            1870 Embarcadero Road
            Palo Alto, CA 94303
            Attention: Matthew G. Hurd, Esq.
            Telecopy:  (650) 461-5700

            (g) if to Staenberg:

            Staenberg Venture Partners
            2000 First Avenue, Suite 1001
            Seattle, WA  98121
            Attention: John Chase
            Telecopy:  (206) 770-0117
            with a copy to:

            Dorsey & Whitney LLP
            U.S. Bank Centre
            1420 Fifth Avenue, Suite 3400
            Seattle, WA 98101
            Attention:  Randall L. Price
            Telecopy:  (206) 903-8820

            (h) if to Integral:

            Integral Capital Partners
            3000 Sand Hill Road
            Building 3, Suite 240
            Menlo Park, CA  94025
            Attention: Pamela Hagenah
            Telecopy:  650-233-0366

            (i) if to Majority Stockholder:

            New SAC

            c/o Silver Lake Partners, L.P.
            2725 Sand Hill Road
            Building C, Suite 150
            Menlo Park, CA  94025
            Attention: David Roux
            Telecopy:  (650) 233-8125

            with copies to:

            Simpson Thacher & Bartlett
            3330 Hillview Avenue
            Palo Alto, CA 94304
            Attention: Richard Capelouto, Esq.
                       Kirsten Jensen, Esq.
            Telecopy:  (650) 251-5002

            -and-

            Cleary, Gottlieb, Steen & Hamilton
            One Liberty Plaza
            New York, NY  10006
            Attention: Paul J. Shim, Esq.
            Telecopy:  (212) 225-3999

            7.4. Further Assurances.

      The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and every provision hereof.

            7.5. Assignment.

      This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. Except as specifically provided herein, this Agreement may not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consents, will be null and void.

            7.6. Amendment; Waiver.

      This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

            7.7. Third Parties.

      Except as otherwise set forth herein, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.

            7.8. Governing Law.

      This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

            7.9. Binding Arbitration.

      Any controversy, dispute or claim arising out of, in connection with, or in relation to, the construction, performance, or breach of this Agreement shall be adjudicated by arbitration conducted in accordance with the existing rules for commercial arbitration of the American Arbitration Association, or any successor organization in New York or California (the "AAA"), as determined by the party initiating the arbitration. The demand for arbitration shall be delivered in accordance with the notice provisions of this Agreement. Arbitration hereunder shall be conducted by a single arbitrator selected jointly by the parties hereto. If within thirty (30) days after a demand for arbitration is made, the parties hereto are unable to agree on a single arbitrator, three arbitrators shall be appointed. Each party shall select one arbitrator and those two arbitrators shall then select within thirty (30) days a third neutral arbitrator. If the arbitrators selected by the parties cannot agree on the third arbitrator, they shall discuss the qualifications of such third arbitrator with the AAA prior to selection of such arbitrator, which selection shall be in accordance with the existing rules of the AAA. If an arbitrator cannot continue to serve, a successor to an arbitrator selected by the parties shall be also selected by the same party, and a successor to a neutral arbitrator shall be selected as specified above. A full rehearing will be held only if the neutral arbitrator is unable to continue to serve or if the remaining arbitrators unanimously agree that such a rehearing is appropriate. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. Judgment upon any arbitration award rendered may be entered in any court of competent jurisdiction. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

            7.10. Specific Performance.

      Without limiting or waiving in any respect any rights or remedies of the parties hereto under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto will be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement, including during such time prior to the final and binding decision in any arbitration contemplated by
Section 7.9.

            7.11. Entire Agreement.

      This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.

            7.12. Titles and Headings.

      The section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

            7.13. Severability.

      If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement will not be affected and will remain in full force and effect.

            7.14. Counterparts.

      This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

                                BUSINESS OBJECTS S.A.



                                By: /s/ Bernard Liautaud
                                    ------------------------------
                                    Name: Bernard Liautaud
                                    Title: Chairman of the Board and
                                           Chief Executive Officer

                                NEW SAC, as Majority Stockholder

                                By: /s/ William L. Hudson
                                    ------------------------------
                                    Name:  William L. Hudson
                                    Title: Executive Vice President, General
                                           Counsel and Corporate Secretary



                                SILVER LAKE TECHNOLOGY INVESTORS CAYMAN, L.P.

                                By: Silver Lake (Offshore) AIV GP Ltd.,
                                    its General Partner

                                By: /s/ David Roux
                                    ------------------------------
                                    Name:  David Roux
                                    Title: Director



                                SILVER LAKE INVESTORS CAYMAN, L.P.

                                By: Silver Lake Technology Associates Cayman,
                                    L.P., its General Partner

                                By: Silver Lake (Offshore) AIV GP Ltd.,
                                    its General Partner

                                By: /s/ David Roux
                                    ------------------------------
                                    Name:  David Roux
                                    Title: Director

                                SILVER LAKE PARTNERS CAYMAN, L.P.

                                By: Silver Lake Technology Associates Cayman,
                                    L.P., its General Partner

                                By: Silver Lake (Offshore) AIV GP Ltd.,
                                    its General Partner

                                By: /s/ David Roux
                                    ------------------------------
                                    Name: David Roux
                                    Title: Director



                                SAC INVESTMENTS, L.P.

                                By: TPG SAC GenPar III, L.P., its
                                    General Partner

                                By: TPG SAC Advisors III Corp.,
                                    its General Partner



                                By: /s/ Richard A. Ekleberry
                                    ------------------------------
                                    Name: Richard A. Ekleberry
                                    Title: Vice President


                                AUGUST CAPITAL III, L.P. for itself
                                and as nominee for August Capital
                                Strategic Partners IV, L.P.

                                August Capital III Founders Fund, L.P. and certain individuals thereof

                                By: August Capital Management III, L.L.C.,
                                its general partner

                                By: /s/ Mark G. Wilson
                                    ------------------------------
                                    Name: Mark G. Wilson
                                    Title: Member

                                J.P. MORGAN PARTNERS (BHCA), L.P.

                                By: JPMP MASTER FUND MANAGER, its
                                    General Partner

                                By: JPMP CAPITAL CORP, its General Partner


                                By: /s/ Andrew W. Kahn
                                    ------------------------------
                                    Name: Andrew W. Kahn
                                    Title: Managing Director



                                GS CAPITAL PARTNERS III, L.P.

                                By: GS Advisors III, L.L.C., its General Partner



                                By: /s/ Katherine B. Enquist
                                    ------------------------------
                                    Name: Katherine B. Enquist
                                    Title: Vice President


                                GS CAPITAL PARTNERS III OFFSHORE, L.P.

                                By: GS Advisors III, L.L.C., its General Partner



                                By: /s/ Katherine B. Enquist
                                    ------------------------------
                                    Name: Katherine B. Enquist
                                    Title: Vice President


                                GOLDMAN, SACHS & CO. VERWALTUNGS GmbH



                                By: /s/ Katherine B. Enquist
                                    ------------------------------
                                    Name: Katherine B. Enquist
                                    Title: Attorney-in-Fact

                                STONE STREET FUND 2000 L.P.

                                By: Stone Street 2000, L.L.C., its
                                    General Partner

                                By: /s/ Katherine B. Enquist
                                    ------------------------------
                                    Name: Katherine B. Enquist
                                    Title: Vice President


                                BRIDGE STREET SPECIAL OPPORTUNITIES
                                FUND 2000, L.P.

                                By: Bridge Street Special Opportunities Fund
                                    2000, L.L.C., its General Partner

                                By: /s/ Katherine B. Enquist
                                    ------------------------------
                                    Name: Katherine B. Enquist
                                    Title: Vice President





                                STAENBERG VENTURE PARTNERS II, L.P.



                                By: /s/ Jon Staenberg
                                    ------------------------------
                                    Name: Jon Staenberg
                                    Title: Managing Director



                                STAENBERG SEAGATE PARTNERS, LLC



                                By: /s/ Jon Staenberg
                                    ------------------------------
                                    Name: Jon Staenberg
                                    Title: Manager

                                INTEGRAL CAPITAL PARTNERS V, L.P.

                                By: Integral Capital Management V, LLC,
                                    its General Partner

                                By: /s/ Roger McNamee
                                    ------------------------------
                                    Name: Roger McNamee
                                    Title: Manager



                                INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.

                                By: ICP Management V, LLC, its General Partner

                                By: /s/ Roger McNamee
                                    ------------------------------
                                    Name: Roger McNamee
                                    Title: Manager

                                                                       EXHIBIT A

                              ASSUMPTION AGREEMENT

      In consideration of the transfer to (him)(her)(it) of [___] [ordinary shares, nominal value EUR 0.10 per share] [American depositary shares, each representing one ordinary share], of Business Objects, S.A. (the "Company"), [_______] (the "Additional Stockholder"), and the Company agree that, as of the date written below, Additional Stockholder shall become a party as a Stockholder to that certain Stockholders Agreement, dated as of July 18, 2003, by and among the Company, New SAC, Silver Lake Technology Investors Cayman, L.P., Silver Lake Investors Cayman, L.P., Silver Lake Partners Cayman, L.P., SAC Investments, L.P., August Capital III, L.P., J.P. Morgan Partners (BHCA), L.P., GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 2000 L.P., Bridge Street Special Opportunities Fund 2000, L.P., Staenberg Venture Partners II, L.P., Staenberg Seagate Partners, LLC, Integral Capital Partners V, L.P., and Integral Capital Partners V Side Fund, L.P. (the "Stockholders Agreement"), and shall be bound by all of the terms and provisions of the Stockholders Agreement, as such person or entity was an original party thereto and was included in the definition of "Stockholder" as used therein; provided, that any Additional Stockholder (other than a Permitted Transferee (as defined in the Stockholders Agreement) who shall have rights under Section 4.1 of the Stockholders Agreement) shall not be entitled to any rights under Articles IV or V of the Stockholders Agreement.

                  Executed as of the [__] day of [______], [__]


                                          [_______________________]

                                          By:


                                          Title: